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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
LABOR READY, INC.
(Name of Registrant as Specified In Its Charter)
LABOR READY, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tacoma, Washington
April 26, 2002

Dear Shareholders:

        It is a pleasure to invite you to your Company's 2002 Annual Meeting of Shareholders, to be held at the Sheraton Hotel, 1320 Broadway, Tacoma, Washington, on Wednesday, June 19, 2002, at 10:00 a.m. (Pacific Daylight Time).

        The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.

        I look forward to seeing our shareholders at the meeting. We will report on Labor Ready's operations and respond to questions you may have.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend, it is important that your shares be represented. Please sign, date and mail the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope in order to ensure that your vote is counted. If you attend the meeting, you will, of course, have the right to vote your shares in person.

                      Very truly yours,

                      Robert J. Sullivan
                      Chairman of the Board

LABOR READY, INC.
1015 A Street
Tacoma, Washington 98402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 19, 2002

To the Shareholders:

        The annual meeting of the Shareholders of Labor Ready, Inc., a Washington corporation, will be held at the Sheraton Hotel, 1320 Broadway, Tacoma, Washington, on Wednesday, June 19, 2002, at 10:00 a.m. (Pacific Daylight Time) for the following purposes:

  1.
  to elect the directors to serve until the next Annual Meeting of Shareholders, and until their respective successors are elected and qualified;

  2.
  to consider approval of a shareholder proposal on non-audit services if properly presented at the meeting; and

  3.
  to transact such other business as may properly come before the meeting.

        Only shareholders of record at the close of business on April 22, 2002 will be entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

                      By Order of the Board of Directors

                      Timothy J. Adams
                      Secretary
                      Tacoma, Washington
                      April 26, 2002

YOUR VOTE IS IMPORTANT

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE MEETING.

LABOR READY, INC.
1015 A Street
Tacoma, Washington 98402

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, June 19, 2002

        The Board of Directors of Labor Ready, Inc., a Washington corporation, is soliciting your proxy to vote your shares at the 2002 Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. (Pacific Daylight Time) on Wednesday, June 19, 2002, at the Sheraton Hotel, 1320 Broadway, Tacoma, Washington, and at any adjournment thereof. This proxy statement contains the required information under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares.

        Revocation of Proxies.    If you execute a proxy, you will retain the right to revoke it at any time before it is voted. You may revoke or change your proxy before it is voted by: (i) sending a written revocation to the Corporate Secretary of the Company at P.O. Box 2910, Tacoma, Washington 98401; (ii) submitting a proxy with a later date; (iii) delivering a written request in person to return the executed proxy; or (iv) attending the annual meeting and voting at the annual meeting. Your right to revoke your proxy is not limited by or subject to compliance with a specified formal procedure, but you should give written notice to the Secretary of the Company at or before the annual meeting so that the number of shares represented by proxy can be recomputed.

        Voting of Proxies.    If you properly execute and return the enclosed proxy card, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. We urge you to specify your choices by marking the appropriate box on the enclosed proxy card; if you sign and return the proxy card without indicating your instructions, your shares will be voted FOR THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL ON NON-AUDIT SERVICES, and with respect to any other business that may come before the meeting, as recommended by the Board of Directors. You may vote for, against, or abstain from voting on, any matter that may properly come before the meeting.

        Quorum.    A quorum is necessary to hold a valid meeting. If shareholders entitled to cast at least a majority of all the votes entitled to be cast at the annual meeting are present in person or by proxy, a quorum will exist. Shares represented by proxies containing an abstention as to any matter will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Similarly, shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given ("Broker Non-Votes") will be treated as shares that are present and entitled to vote for purposes of determining a quorum.

        Effect of Abstentions and Broker Non-Votes.    Election of directors and approval of the shareholder proposal require the affirmative vote of a majority of the shares represented at the annual meeting. Abstentions and Broker Non-Votes will have no effect in the election of directors or disposition of the shareholder proposal.

        Record Date.    Shareholders of record at the close of business on April 22, 2002 are entitled to vote at the annual meeting. On April 22, 2002, the Company had 40,903,830 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote.

        Discretionary Authority.    If any nominee for director is unable to serve or for good cause will not serve, or if any matters not specified in this proxy statement come before the meeting, eligible shares will be voted as specified by the named proxies pursuant to discretionary authority granted in the proxy. At the time this proxy statement was printed, we were not aware of any other matters to be voted on.

        Solicitation of Proxies.    Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has retained Regan & Associates to assist in the solicitation of proxies for a fee of approximately $8,000.

        Mailing and Forwarding of Proxy Materials.    On or about April 26, 2002, we mailed this proxy statement and the enclosed proxy card to shareholders. We will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the common stock and will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur as a result of forwarding the proxy materials.

        Executive Offices.    The principal executive office of the Company is located at 1015 A Street, Tacoma, Washington 98402. The mailing address of the principal executive office is P.O. Box 2910, Tacoma, Washington 98401. The phone number for the Company is (253) 383-9101.

PROPOSAL 1. ELECTION OF DIRECTORS

        The Company's directors are elected each year at the annual meeting of shareholders to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. The Company's Board of Directors currently consists of nine directors, two of whom will not be standing for re-election. The Board of Directors has nominated the following persons for election as directors, all of whom are currently directors. The Board of Directors recommends a vote for each of the nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees are as follows:

        Robert J. Sullivan, 71, has served as Chairman of the Board of the Company since July 2000 and as a director since November 1994. Mr. Sullivan's career included 12 years at American Express Company and related companies, where he served as a financial officer and division general manager. He served 3 years as chief financial officer of Cablevision, Inc., and was general manager of the Long Island cable television system. He also spent 10 years as a financial consultant to small businesses, including Labor Ready from 1993-1994.

        Joseph P. Sambataro, Jr., 52, has served as Chief Executive Officer and President of the Company since September 2001 and as a director since January 2000. Mr. Sambataro joined the Company in August 1997 and served as Chief Financial Officer, Treasurer and Assistant Secretary until January 2001 and as Executive Vice President until March 2001. Prior to joining the Company, he served as the Managing Partner of the Seattle office of BDO Seidman, LLP, an accounting and consulting firm, from 1990 to 1997. From 1985 to 1990, Mr. Sambataro was co-founder and CEO of an onsite toxic waste bioremediation company and co-founder and VP Finance of a natural products biotechnology company. From 1972 to 1985, Mr. Sambataro was with KPMG Peat Marwick and partner in charge of audit in the Seattle office from 1983 to 1985.

        Mark R. Beatty, 47, has served as a director of the Company since June 2001. Since 2000, Mr. Beatty has served as General Counsel to Cascade Investments, LLC, the private investment vehicle of Microsoft Chairman William H. Gates III. From 1990 to 2000, Mr. Beatty was a partner in the Seattle law firm of Preston Gates & Ellis LLP, where his practice focused on corporate and securities law.

        Gates McKibbin, 55, has served as a director of the Company since March 2001. Since 1996, Ms. McKibbin has been self employed and developed a number of comprehensive leadership development programs for large, nationally respected organizations. Prior to 1996 she was Vice President of Change Management for Bank of America, among other executive positions.

        Thomas E. McChesney, 55, has served as a director of the Company since July 1995. Mr. McChesney has been the Director of Investment Banking with Blackwell Donaldson and Company since 1998. He is also a director of USOL Holdings Inc., a NASDAQ listed company, Nations Express, Inc., and Stonestreet One, Inc.

        Carl W. Schafer, 66, has served as a director of the Company since September 1999. Mr. Schafer is currently President of The Atlantic Foundation. Prior to his work with The Atlantic Foundation, Mr. Schafer's experience includes Financial Vice President and Treasurer of Princeton University, Chairman of the Investment Advisory Committee for the Howard Hughes Medical Institute, and principal of Rockefeller & Co., Inc. He serves on various boards including the UBS Paine Webber and Guardian groups of mutual funds, Roadway Corporation, Frontier Oil Corporation, Electronic Clearing House, Inc., Nutraceutix, Inc., and Harding Loevner Mutual Funds.

        William W. Steele, 65, has served as a director of the Company since August 2001. Mr. Steele is currently a director and Chairman of the Executive Committee of ABM Industries, a large facilities services contractor traded on the New York Stock Exchange. In the course of his 43-year career with ABM Industries, Mr. Steele was appointed its President in 1991 and its Chief Executive Officer in 1994, and served in those capacities until his retirement in 2001.

Indemnification of Directors

        The Washington Business Corporation Act (the "Washington Business Act") provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Articles of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law. The effect of such provisions is to indemnify the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company, to the fullest extent permitted by law.

Meetings and Committees of the Board

        Board of Directors.    The Board of Directors met seven times during fiscal year 2001.

        Compensation Committee.    The Board of Directors has appointed a Compensation Committee to review and recommend executive compensation. The Compensation Committee, which currently consists of Mr. McChesney, who chairs the committee, Ms. McKibbin and Mr. Beatty, met six times during fiscal year 2001.

        Audit Committee.    The Board of Directors has appointed an Audit Committee to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also recommends to the Board the appointment of the Company's independent public accountants. The Audit Committee, which currently consists of Mr. Schafer, who chairs the committee, Mr. Sullivan and Mr. Steele, met four times during fiscal year 2001. The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee. A copy of the Audit Committee charter is included in this proxy statement as Appendix A.

        Executive Committee.    On June 19, 2001, the Board of Directors appointed a new committee, the Executive Committee, to which is delegated the authority to act on behalf of the Board of Directors as necessary between meetings of the Board. The Executive Committee, which currently consists of Mr. Sullivan, who chairs the committee, Mr. McChesney, Mr. Steele and Mr. Sambataro, met four times during fiscal year 2001.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of December 31, 2001 for (i) each person known to the Company to own beneficially 5% or more of the common stock as of December 31, 2001, (ii) each director of the Company, (iii) each individual required to be identified as a named executive officer of the Company pursuant to Item 402 of Regulation S-K including two individuals who served as executive officers during 2001 but were not serving as such at year end, to the extent such information regarding these individuals is known to the Company and (iv) all officers and directors of the Company as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power. As of December 31, 2001, the Company had no other classes of outstanding equity securities.

Name & Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (Number of Shares)(1)	Percent of Class
Joseph P. Sambataro, Jr(2)	Common Stock	419,482	1.0%
Timothy J. Adams(3)	Common Stock	28,905	*
Steven C. Cooper	Common Stock	112,572	*
Matthew J. Rodgers(4)	Common Stock	104,948	*
Ronald L. Junck(5)	Common Stock	486,830	1.2%
Todd A. Welstad(6)	Common Stock	20,252	*
Robert J. Sullivan(7)	Common Stock	148,915	*
Mark R. Beatty(8)	Common Stock	7,050	*
Richard W. Gasten	Common Stock	70,377	*
Thomas E. McChesney(9)	Common Stock	219,965	*
Gates McKibbin	Common Stock	2,000	*
George Northcroft	Common Stock	2,000	*
Carl W. Schafer	Common Stock	6,000	*
William W. Steele	Common Stock	2,000	*
Wanger Asset Management, L.P.(10)	Common Stock	3,015,000	7.4%
Wallace R. Weitz & Company(11)	Common Stock	4,926,300	12.2%
William C. and Gloria A. Newton(12)	Common Stock	3,191,310	7.9%
All Officers and Directors as a Group (14 Individuals)	Common Stock	1,631,296	4.0%

*
Less than 1%.

(1)
Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, and includes shares held as of December 31, 2001 as well as shares issuable upon exercise of options, warrants, and other securities convertible into or exchangeable for shares, which were exercisable on December 31, 2001 or within 60 days thereafter. Except as otherwise noted, stated amounts refer to options.

(2)
Includes 55,863 shares and options for 363,619 shares.

(3)
Includes 4,696 shares and options for 24,209 shares.

(4)
Includes 2,506 shares and options for 102,442 shares.

(5)
Includes 72,830 shares and options for 414,000 shares. Effective June 30, 2001, Mr. Junck resigned as Executive Vice President, General Counsel and Secretary.

(6)
Effective May 31, 2001, Mr. Welstad resigned as Chief Information Officer.

(7)
Includes 6,063 shares and options for 142,852 shares.

(8)
Includes 5,050 shares and options for 2,000 shares.

(9)
Includes 92,113 shares and options for 127,852 shares.

(10)
Shared voting power between Liberty Wanger Asset Management, L.P ("WAM"), WAM Acquisition GP, Inc., the general partner of WAM, and Liberty Acorn Trust. The business address of Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(11)
Sole voting power. The business address of Wallace R. Weitz & Company is 1125 South 103rd Street, Suite 600, Omaha, NE 68124-6008.

(12)
Mr. and Mrs. Newton have shared voting power on 648,010 common shares. Mr. Newton has sole voting power on 2,543,000 common shares and Mrs. Newton has sole voting power on 300 common shares. The business address of Mr. and Mrs. Newton is c/o NOTWEN Corporation, 660 East Broadway, Jackson Hole, WY 83001

EXECUTIVE OFFICERS

        The names, ages and positions of the non-director executive officers of the Company are listed below along with their business experience during the past five years. No family relationships exist among any of the directors or executive officers of the Company.

        Steven C. Cooper, 39, has served as Chief Financial Officer and Executive Vice President since January 2001. Prior to that time, Mr. Cooper served as our Vice President of Finance and Corporate Controller since joining us in April 1999. Prior to joining Labor Ready, Mr. Cooper's most recent position was with Arthur Andersen as a Senior Consulting Manager from 1998 to 1999. From 1993 to 1998, Mr. Cooper held a Director position in the Finance Department of Albertson's. Previous to that he was a Senior Manager with Deloitte & Touche.

        Matthew J. Rodgers, 39, has served as Executive Vice President of Operations since February 2001. Mr. Rodgers joined Labor Ready in February of 1998 and has served as a District Manager, Area Director and Regional Vice President. Prior to joining us, Mr. Rodgers was with Cugino, Inc., a foodservice franchising company, from 1996 to 1998. Prior to that time, Mr. Rodgers obtained over 12 years of operations and management experience in various multi-brand franchise businesses.

        Timothy J. Adams, 41, has served as Executive Vice President, General Counsel and Secretary since June 2001. Mr. Adams joined us as Director of Legal Services in October 1999. From 1996 to 1999 he was General Counsel of Saxton Incorporated, a publicly-traded real estate company in Las Vegas, Nevada. Prior to that time he spent nine years in private law practice in Las Vegas.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation earned by each person who served as Chief Executive Officer during 2001 and the next three most highly compensated executive officers of the Company who were serving as such at the end of 2001, as well as two additional highly-compensated individuals who served as executive officers during 2001 but were not serving as such at the end of 2001.

SUMMARY COMPENSATION TABLE(1)

Long-term Compensation Awards
	Annual Compensation			All Other Compensation
Name and Position			Securities Underlying Options/ SARs(#)	Matching 401(k) Contributions		Other Compensation
	Year	Salary ($)
Joseph P. Sambataro, Jr. Director, Chief Executive Officer and President	2001 2000 1999	207,843 250,000 207,692	412,000 12,000 30,000	$ $ $	2,625 2,625 2,500	$ $ $	— — —
Richard L. King(2)(3) Director, Chief Executive Officer and President	2001 2000	272,117 290,608	12,000 500,000	$ $	— 2,500	$ $	187,500 —
Timothy J. Adams Executive Vice President, General Counsel and Secretary	2001 2000 1999	186,155 120,000 25,385	254,642 21,095 35,000	$ $ $	— — —	$ $ $	— — —
Steven C. Cooper Executive Vice President and Chief Financial Officer	2001 2000 1999	235,770 155,385 106,303	262,000 34,142 75,000	$ $	1,625 1,471 —	$ $ $	— — —
Matthew J. Rodgers Executive Vice President of Operations	2001 2000 1999	259,617 173,389 153,960	312,000 37,000 14,590	$ $ $	1,625 2,625 2,500	$ $ $	— — —
Ronald L. Junck(4) Executive Vice President, General Counsel and Secretary	2001 2000 1999	250,000 250,000 207,692	12,000 42,000 30,000	$ $ $	— — —	$ $ $	— — —
Todd A. Welstad(5) Chief Information Officer	2001 2000 1999	192,309 250,000 193,143	12,000 42,000 30,000	$ $ $	— 2,500 1,932	$ $ $	— — —

(1)
None of the named executives received compensation in the form of bonuses, restricted stock awards or long-term incentive plan payments.

(2)
Effective September 20, 2001, Mr. King resigned as Chief Executive Officer, President and Director.

(3)
On October 9, 2001, the Company and Mr. King entered into (a) a Separation Agreement pursuant to which the Company paid Mr. King a severance payment of $100,000, and (b) a Consulting Agreement pursuant to which the Company paid Mr. King $87,500 in 2001.

(4)
Effective June 30, 2001, Mr. Junck resigned as Executive Vice President, General Counsel and Secretary.

(5)
Effective May 31, 2001, Mr. Welstad resigned as Chief Information Officer.

Option Grants During 2001 Fiscal Year

        The following table provides information related to options granted to the named executive officers during 2001.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options/SARS Granted(2)	% of total Options/SARs Granted to Employees in Fiscal Year
Name				Exercise or Base Price ($/Sh)(3)	Expiration Date
						5%	10%
Joseph P. Sambataro, Jr. Director, Chief Executive Officer and President	12,000 400,000	0.4 14.0	% %	3.80 3.05	2/21/06 10/2/06	12,615 337,752	27,921 748,141
Richard L. King(4) Director, Chief Executive Officer and President	12,000	0.4%		3.80	—	—	—
Timothy J. Adams Executive Vice President, General Counsel and Secretary	4,642 250,000	0.2 8.7	% %	3.80 3.74	2/21/06 5/28/06	4,880 259,004	10,801 574,105
Steven C. Cooper Executive Vice President and Chief Financial Officer	12,000 250,000	0.4 8.7	% %	3.80 3.25	2/21/06 1/9/06	12,615 224,538	27,921 496,325
Matthew J. Rodgers Executive Vice President of Operations	312,000	10.9%		3.80	2/21/06	328,000	725,941
Ronald L. Junck(5) Executive Vice President, General Counsel and Secretary	12,000	0.4%		3.80	2/21/06	12,615	27,921
Todd A. Welstad(6) Chief Information Officer	12,000	0.4%		3.80	—	—	—

(1)
The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's common stock over the term of the options. These numbers do not take into account certain provisions of the option grants providing for cancellation of the options following termination of employment.

(2)
Options to acquire shares of common stock. These options vest in four equal annual installments commencing one year after date of grant, except that Mr. Sambataro's grant of 400,000 options vests in four equal annual installments commencing October 2, 2001.

(3)
The option exercise price may be paid in shares of common stock owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee in its discretion.

(4)
Effective September 20, 2001, Mr. King resigned as Chief Executive Officer, President and Director.

(5)
Effective June 30, 2001, Mr. Junck resigned as Executive Vice President, General Counsel and Secretary.

(6)
Effective May 31, 2001, Mr. Welstad resigned as Chief Information Officer.

Option Exercises During 2001 and Year End Option Values

        The following table provides information related to options exercised by the named executive officers during 2001 and the number and value of options held at year end. The Company does not have any outstanding stock appreciation rights ("SARs").

AGGREGATE OPTION/SAR EXERCISES IN 2001 AND
YEAR END OPTION/SAR VALUE

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2001 (#)		Value of Unexercised in-the-Money Options/SARs at December 31, 2001 ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph P. Sambataro, Jr. Director, Chief Executive Officer and President	—	—	338,869	347,250	$469,276	$633,270
Richard L. King(2) Director, Chief Executive Officer and President	—	—	—	—	$—	$—
Timothy J. Adams Executive Vice President, General Counsel and Secretary	—	—	22,774	287,963	$5,860	$366,161
Steven C. Cooper Executive Vice President and Chief Financial Officer	—	—	46,036	325,106	$8,790	$507,090
Matthew J. Rodgers Executive Vice President of Operations	—	—	16,544	347,046	$—	$410,948
Ronald L. Junck(3) Executive Vice President, General Counsel and Secretary	—	—	414,000	45,000	$3,930	$38,160
Todd A. Welstad(4) Chief Information Officer	—	70,365	—	—	$—	$—

(1)
The closing price for the Company's common stock as reported by the New York Stock Exchange on December 31, 2001, was $5.11.

(2)
Effective September 20, 2001, Mr. King resigned as Chief Executive Officer, President and Director.

(3)
Effective June 30, 2001, Mr. Junck resigned as Executive Vice President, General Counsel and Secretary.

(4)
Effective May 31, 2001, Mr. Welstad resigned as Chief Information Officer.

  Compensation of Directors

        The Chairman of the Board of Directors, if not an employee of the Company, receives an annual retainer of $50,000. Each non-employee director, other than the Chairman, receives an annual retainer of $20,000. Each outside director also receives $1,000 for attending each regular or special Board of Directors meeting. Committee chairs receive $1,000 and other committee members receive $750 for attending each assigned committee meeting. In addition, outside directors of the Company each receive an annual grant of nonqualified options on the first business day of each January, exercisable at the fair market value of the Company's common stock. Under the current terms of this annual grant, the Chairman of the Board of Directors receives options for 10,000 shares, each committee chair receives options for 7,500 shares, and all other outside directors receive options for 5,000 shares. In addition, the Board of Directors may grant nonqualified options to an outside director upon his or her initial election or appointment to the Board of Directors. Directors appointed in 2001 each received options for 2,000 shares upon initial appointment.

Compensation Committee Report on Executive Compensation*

        The Company's executive compensation is determined by a Compensation Committee comprised of three members of the Board of Directors. Members of the Compensation Committee currently include Mr. McChesney, who is Chairman, and Ms. McKibbin and Mr. Beatty.

        During 2001, the Company experienced significant turnover in both senior management and membership on the Compensation Committee. This turnover resulted in two key practical realities for the Company's executive compensation program: (1) the Company needed to pay that compensation (in form and amount) necessary to attract qualified candidates to fill the Company's executive positions; and (2) the Committee maintained existing executive compensation programs to retain other executives. The base compensation of all of the Company's named executive officers is set by employment contract.

        With respect to Mr. Sambataro's recruitment as CEO, the committee negotiated an employment contract for cash compensation and stock options based primarily on the levels of compensation payable to Mr. King, his predecessor. Mr. Sambataro's base compensation was set by the employment agreement, so that in future years the Committee may increase (but not decrease) his cash compensation on such factors as the Committee may determine.

        The Committee expects during 2002 to engage the services of a compensation consultant to (1) assist the Committee in assessing and refining its compensation philosophy; (2) evaluate the Company's existing compensation programs; and (3) work with the CEO to recommend any appropriate changes to the Company's compensation programs.

Members of the Compensation Committee

Thomas E. McChesney, Chair
Gates McKibbin
Mark R. Beatty

*
The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

Audit Committee Report

        The Audit Committee is comprised of three independent members of the Board of Directors. Members of the Audit Committee currently include Mr. Schafer, who is Chairman, and Mr. Sullivan and Mr. Steele.

        The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent accountants the independent accountants' independence.

        During fiscal year 2001, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit Fees and Quarterly Reviews	$188,000

Financial Information Systems Design and Implementation Fees	$-0-
All Other Fees
Audit-related fees	$80,050
Other fees	$146,800

Total All Other Fees	$226,850

        The fees included in "All Other Fees" relate to statutory audits of subsidiaries, preparation of tax returns, consultation on tax compliance matters, assessments of network security and audits of employee benefit plans.

        The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence and has concluded that such services are compatible with maintaining independence of the auditors. Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities Exchange Commission.

        Arthur Andersen LLP (Andersen) has served as the Company's independent auditors each year since 1997. The Audit Committee believes that Andersen has met all the requirements of an independent auditor and that the audit services and related work provided by Andersen have met the highest professional standards. However, in light of recent events which have lent uncertainty to the future of Andersen, the Audit Committee and the Board of Directors are presently considering whether a change should be made in the Company's independent auditors. The Audit Committee and the Board will continue to evaluate this situation, and anticipate that a final determination as to the retention of auditors for 2002 will be made prior to the Company's annual shareholders meeting. At the present time it is expected that representatives of Andersen will be present at the annual meeting to make a statement if they desire to do so and respond to appropriate questions by shareholders.

Members of the Audit Committee

Carl W. Schafer, Chair
Robert J. Sullivan
William W. Steele

PROPOSAL 2. SHAREHOLDER PROPOSAL ON NON-AUDIT SERVICES

        The following proposal was submitted by the Amalgamated Bank LongView SmallCap 600 Fund (the "Fund"), 11-15 Union Square, New York, NY 10003, owner of 32,900 shares of common stock. If a qualified representative of the Fund is present and submits the proposal for a vote, then the proposal will be voted upon at the annual meeting. In accordance with federal securities regulations, we have included the proposal and the supporting statement as submitted by the Fund. To ensure that readers can easily distinguish between material provided by the Fund and material provided by the Company, we have put the material provided by the Fund in italics.

RESOLVED: The shareholders request that the Board of Directors of Labor Ready, Inc. ("Labor Ready" or the "Company") appoint as independent auditors only those firms that agree not to provide Labor Ready with non-audit consulting services for the term of the appointment.

SUPPORTING STATEMENT

        Independent auditors play a key role in promoting confidence in the integrity of financial reporting and U.S. capital markets. The Securities and Exchange Commission requires independent auditors to certify or audit the financial information that companies file with the SEC. As a result, the work auditors perform is important not only to companies, but also to investors.

        The recent collapse of Enron Corporation has once again shone a spotlight on the role of independent auditors, as previously happened after disclosures of accounting fraud at Sunbeam, Cendant and Waste Management. The failure of Enron Corporation has raised questions about what Enron's auditors at Arthur Andersen knew, when they knew it, and what facts they saw fit to certify to the SEC and to shareholders.

        In our view it is important to eliminate incentives that can undermine an auditor's objectivity and tough-mindedness. An auditor's independence can be compromised in various ways. The provision of certain kinds of non-audit consulting services to audit clients may create economic incentives that can lead a firm to devalue the audit services and focus on retaining the client, even at the cost of making inappropriate audit judgments.

        There have been reports in the media about individual auditors being pressured to "cross-sell" their employer's non-audit services to audit clients. There have also been reports about auditors submitting "loss leader" bids to provide audit services as a way to establish a relationship with a company and then try to sell more lucrative non-audit services.

        In recent decades, the proportion of revenues derived from non-audit services, such as internal audit, information technology, financial advisory and appraisal and valuation services, has grown steadily. At the five largest public accounting firms, revenues derived from non-audit services grew from 13% of total revenues in 1981 to half of total revenues in 2000.

        The phenomenon is apparent at Labor Ready, which reported that in 2000 Labor Ready paid Arthur Andersen $182,000 for audit fees and quarterly reviews and an additional $325,000 for all other fees—178% more than was paid for the audit function.

        We are concerned that a "mutuality of interest" not conducive to independence may develop from the provision of certain kinds of non-audit services. For example, if an auditor discovers a problem with software or an internal audit system that the auditor's firm designed and installed as part of its "non-audit" services, the auditor is put in the awkward position of having to advise the client about the audit firm's error.

        We believe that firms retained by Labor Ready to provide audit services should perform only audit services.

        We urge you to vote FOR this resolution.

STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL ON NON-AUDIT SERVICES

        The Board of Directors recommends a vote against the proposal to prohibit our outside auditors from providing any non-audit services.

        The Audit Committee of the Board of Directors is comprised of three independent, outside directors, each of whom possesses certain requisite financial literacy as required by law. Each year, the Audit Committee requires written disclosure from our auditors of any matter that may reasonably bear on independence, as well as confirmation that any non-audit services provided by the auditors do not impair their independence. The Audit Committee reviews these issue with the auditors and the Company, considers whether the provision of non-audit related services might in fact impair the auditors' independence, and makes recommendations to the Board of Directors accordingly.

        The Board of Directors recognizes the importance of auditor independence, and appreciates the legitimate concerns behind the Fund's proposal. While satisfied that the measures described above have effectively promoted auditor independence, and that all accounting services provided are permitted under the auditor independence rules, the Board is committed to eliminating incentives which could potentially undermine objectivity in the future. For example, the Board recognizes that an auditor's provision of certain non-audit services, including such services as financial information system design and implementation, information technology systems consultation and internal audit, can under certain circumstances compromise auditor independence.

        On the other hand, the Board also recognizes that not all non-audit services pose the same risk to independence, and that certain kinds of non-audit services may be most effectively performed by the Company's auditors. Indeed, by providing certain non-audit services, the auditor often gains knowledge about a company which results in a more effective audit.

        After considering these factors, the Audit Committee and Board of Directors have concluded that the prudent course of action is to strike an appropriate balance between these competing concerns. While the Audit Committee's hands should not be bound with an absolute and inflexible policy, it is essential to safeguarding auditor independence that the Audit Committee be consulted and its approval be obtained before our auditors provide any non-audit services. Therefore, the Board of Directors has adopted the following policy resolution:

        The Company's independent auditors may be engaged to provide non-audit services only after the Audit Committee has first considered the proposed engagement and has determined in each instance that the auditors' independence will not be impaired thereby. The Audit Committee's determination shall generally be guided by whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the auditors' exercise of objective and impartial judgment on all issues encompassed within the auditors' engagement would be impaired.

        The Board of Directors believes that this policy will promote auditor independence while facilitating appropriate efficiencies and the highest quality work product. Accordingly, the Board of Directors recommends a vote against the proposal to prohibit our outside auditors from providing any non-audit services.

Employment Agreements

        In May 2000, the Company entered into an employment agreement with Richard L. King, our then President, which provided for annual compensation of $475,000, subject to annual increases on the anniversary date of the agreement at the discretion of the Compensation Committee. In addition, the employment agreement provided for a bonus, as determined by the Compensation Committee, based on Mr. King's performance and the overall performance of the Company. The agreement provided Mr. King with options to purchase 350,000 shares of the Company's common stock at its fair market value of $10.00 at date of grant. Under this agreement, 62,500 options were to vest annually through

May 2004 and the remaining 100,000 shares were to vest in November of 2004. This employment agreement was terminated concurrently with Mr. King's resignation from the Company in September 2001. On October 9, 2001, the Company and Mr. King entered into a Separation Agreement pursuant to which the Company agreed to pay Mr. King a lump sum severance payment of $100,000, and Mr. King agreed to relinquish all stock options and waive any claims with respect to his employment with the Company. Also on October 9, 2001, the Company and Mr. King executed a Consulting Agreement pursuant to which Mr. King agreed to provide certain consulting services upon the Company's request and the Company agreed to pay Mr. King consulting fees totaling $325,000. The Consulting Agreement expires October 9, 2002.

        In February 1998, the Company entered into an employment agreement with Ronald L. Junck, our then Executive Vice President, General Counsel and Secretary, which provided for initial annual compensation of $200,000, subject to annual increases on the anniversary date of the agreement at the discretion of the Board of Directors. In addition, the employment agreement provided for a bonus, as determined by the Compensation Committee, based on Mr. Junck's performance and the overall performance of the Company. The agreement provided Mr. Junck with options to purchase 337,500 shares of the Company's common stock at its fair market value of $9.22 at date of grant. Under this agreement, 42,188 options vested semi-annually to 2001. The agreement expired in February 2002. On May 24, 2001, as a result of Mr. Junck's resignation from the Company, the Company and Mr. Junck entered into a Separation Agreement pursuant to which the Company agreed to pay Mr. Junck severance payments equal to his then current salary of $20,833.33 per month through July 31, 2002 and Mr. Junck agreed to waive any claims with respect to his employment with the Company and to abide by certain covenants against competition.

        In October 2001, the Company entered into an employment agreement with Joseph P. Sambataro, Jr., the Company's President and Chief Executive Officer, which provides for initial annual compensation of $500,000, subject to annual increases on the anniversary date of the agreement at the discretion of the Board of Directors. In addition, the employment agreement provides for a bonus, in the discretion of the Compensation Committee, based on Mr. Sambataro's performance and the overall performance of the Company. The agreement provides Mr. Sambataro with options to purchase 400,000 shares of the Company's common stock at its fair market value of $3.05 at date of grant. Under this agreement, 100,000 options vested in October 2001 and an additional 100,000 options vest annually through October 2004. The agreement expires December 31, 2004.

        In January 2001, the Company entered into an employment agreement with Steven C. Cooper, the Company's Executive Vice President and Chief Financial Officer, which provides for initial annual compensation of $220,000, subject to annual increases on the anniversary date of the agreement at the discretion of the Board of Directors. In addition, the employment agreement provides for a bonus, as determined by the Compensation Committee, based on Mr. Cooper's performance and the overall performance of the Company. The agreement provides Mr. Cooper with options to purchase 250,000 shares of the Company's common stock at its fair market value of $3.25 at date of grant. Under this agreement, 62,500 options vest annually from January 2002 through January 2005. The agreement expires January 8, 2006.

        In February 2001, the Company entered into an employment agreement with Matthew J. Rodgers, the Company's Executive Vice President of Operations, which provides for initial annual compensation of $300,000, subject to annual increases on the anniversary date of the agreement at the discretion of the Board of Directors. In addition, the employment agreement provides for a bonus, at the discretion of the Compensation Committee, based on Mr. Rodger's performance and the overall performance of the Company. The agreement provides Mr. Rodgers with options to purchase 300,000 shares of the Company's common stock at its fair market value of $3.80 at date of grant. Under this agreement, 75,000 options vest annually from February 2002 through February 2005. The agreement expires February 21, 2006.

        In May 2001, the Company entered into an employment agreement with Timothy J. Adams, the Company's Executive Vice President and General Counsel, which provides for initial annual compensation of $220,000, subject to annual increases on the anniversary date of the agreement at the discretion of the Board of Directors. In addition, the employment agreement provides for a bonus, at the discretion of the Compensation Committee, based on Mr. Adams' performance and the overall performance of the Company. The agreement provides Mr. Adams with options to purchase 250,000 shares of the Company's common stock at its fair market value of $3.74 at date of grant. Under this agreement, 62,500 options vest annually from May 2002 through May 2005. The agreement expires May 28, 2006.

Certain Relationships and Related Transactions

        On September 20, 2001, our then President and Chief Executive Officer Richard L. King resigned. On October 9, 2001, we entered into a Separation Agreement with Mr. King pursuant to which we agreed to pay Mr. King a lump sum severance payment of $100,000, and Mr. King agreed to relinquish unvested stock options for 512,000 shares and waive any claims with respect to his employment with us. Also on October 9, 2001, we executed a Consulting Agreement with Mr. King pursuant to which Mr. King agreed to provide certain consulting services upon our request and we agreed to pay Mr. King consulting fees totaling $325,000. The Consulting Agreement expires October 9, 2002.

        On June 30, 2001, our then Executive Vice President and General Counsel Ronald L. Junck resigned. On May 24, 2001, we entered into a Separation Agreement with Mr. Junck pursuant to which we agreed to pay Mr. Junck severance payments of $20,833.33 per month through July 31, 2002 and Mr. Junck agreed to waive any claims with respect to his employment with us and to abide by certain covenants against competition.

  Performance Graph

        The following graph depicts the Company's stock price performance from December 29, 1996 through December 29, 2001, relative to the performance of the Dow Jones Composite, and a peer group of companies in the temporary labor industry. All indices shown in the graph have been reset to a base of 100 as of December 29, 1996, and assume an investment of $100 on that date and the reinvestment of dividends, if any, paid since that date. The lines represent calendar year end index levels; if the Company's calendar year ended on a Sunday, the preceding trading day was used.

Total Return Analysis	12/29/96	12/31/97	12/31/98	12/31/99	12/31/00	12/29/01
Labor Ready, Inc.	$100	$213	$328	$302	$83	$128
Peer Group*	$100	$111	$98	$130	$116	$111
Dow Jones Composite	$100	$131	$147	$167	$172	$160

*
Peer group includes Kelly Services, Inc., Manpower, Inc., Remedytemp, Inc., Spherion Corp. and Adecco SA.

Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from BRIDGE Information Systems, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's officers and directors and certain other persons to timely file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission. Copies of the required filings must also be furnished to the Company. Based solely on its review of such forms received by it or representations from certain reporting persons, the Company believes that during 2001 all applicable Section 16(a) filing requirements were met, except as follows: Matthew J. Rodgers, an officer of the Company, and Mark R. Beatty, Gates McKibbin, George Northcroft and William W.

Steele, each a director of the Company, each filed a late Form 3 report; Joseph P. Sambataro, Jr., Steven C. Cooper and Matthew J. Rodgers, each an officer of the Company, each filed a late Form 5 report.

PROPOSALS OF SHAREHOLDERS

        The Company anticipates that the 2003 Annual Meeting will be held no later than July 2003. Accordingly, a shareholder proposal to be presented at the Company's 2003 Annual Meeting of Shareholders and included in the Company's proxy statement relating to such meeting must be received by the Company at its executive offices at P.O. Box 2910, Tacoma, Washington 98401, no later than December 28, 2002. Please send the proposal to the attention of the Company's Corporate Secretary.

OTHER BUSINESS

        We do not intend to bring any other business before the meeting, and so far as we know, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

FORM 10-K REPORT AVAILABLE

        A copy of the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders upon request to Chief Financial Officer, Labor Ready, Inc., P.O. Box 2910, Tacoma, Washington 98401; telephone: (253) 383-9101.

                      LABOR READY, INC.
                      By Order of the Board of Directors

                      Timothy J. Adams
                      Secretary

                      Tacoma, Washington
                      April 26, 2002

APPENDIX A
CHARTER OF THE AUDIT COMMITTEE
LABOR READY, INC.

Statement of Policy

        The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of financial information provided to shareholders and others, its review of the adequacy of the system of internal controls established by the Company and its monitoring of the audit process. In performing these functions, the Audit Committee shall review the Company's financial reporting process and internal controls, review and appraise the audit efforts of the Company's independent auditors and provide open means of communication between the directors, the independent auditors and the financial and senior management of the Company.

Composition

        The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

        The members of the Committee shall be elected by the Board at the annual meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

Meetings

        The Committee shall meet at least two times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

Responsibilities

        In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to properly enable the Audit Committee to successfully accomplish its stated functions.

        In carrying out these responsibilities, the Audit Committee will:

  •
  Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

  •
  Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

  •
  Discuss with the independent auditors at least annually the acceptability and the quality of the accounting principles applied in the Company's financial reporting process.

  •
  Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

  •
  Provide for inclusion in the annual proxy statement a report of the Audit Committee's findings resulting from its financial reporting oversight responsibilities.

  •
  Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

  •
  When applicable, either the Audit Committee or the Chairman shall discuss with the independent auditors the impact of any significant events, transactions and changes in accounting estimates considered by the independent auditors in performing its quarterly reviews.

  •
  Review accounting and financial human resources and succession planning within the Company.

  •
  Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

  •
  Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

  •
  Review and update this Charter annually.

  •
  Perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

Relation with the Independent Auditors

        The independent auditors are ultimately responsible to the Audit Committee and the Board of Directors. Accordingly the Audit Committee has the following responsibilities in connection with such relationship:

  •
  Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries, approve the compensation of the independent auditors and review and approve the discharge of the independent auditors if such action becomes necessary.

  •
  Assess on an annual basis the independence of the independent auditors, and in doing so, obtain from the independent auditors a written statement regarding relationships and services which may affect objectivity and independence.

  •
  Engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommend that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

APPROVED AND ADOPTED BY THE AUDIT COMMITTEE ON JUNE 5, 2000.

APPROVED AND ADOPTED BY THE BOARD OF DIRECTORS ON JUNE 6, 2000.

PROXY	LABOR READY, INC. FOR ANNUAL MEETING OF THE SHAREHOLDERS This Proxy is Solicited on Behalf of the Board of Directors	PROXY

The undersigned hereby appoints Robert J. Sullivan and Timothy J. Adams (collectively, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the annual meeting of the Company to be held at 10:00 a.m. (Pacific Daylight Time) on Wednesday, June 19, 2002, at the Sheraton Hotel, 1320 Broadway, Tacoma, Washington, and at any adjournment thereof.

1.	Election of Directors:
☐ FOR all nominees listed below (except as marked to the contrary below)
☐ WITHHOLD AUTHORITY to vote for all nominees listed below
	Robert J. Sullivan Gates McKibbin	Joseph P. Sambataro, Jr. Mark R. Beatty	Thomas E. McChesney William W. Steele	Carl W. Schafer
INSTRUCTION: To withhold authority to vote for an individual nominee or nominees, write the person's name on the line below.

2.	Shareholder proposal on restricting non-audit services by the Company's auditors.
	☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL ON NON-AUDIT SERVICES (PROPOSAL 2).

Dated:	, 2002

Signature of Shareholder

Signature if held jointly

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

IMPORTANT—PLEASE SIGN AND RETURN PROMPTLY.

QuickLinks

EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE(1)
Option/SAR Grants in Last Fiscal Year
AGGREGATE OPTION/SAR EXERCISES IN 2001 AND YEAR END OPTION/SAR VALUE
SUPPORTING STATEMENT
STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL ON NON-AUDIT SERVICES
PROPOSALS OF SHAREHOLDERS
OTHER BUSINESS
FORM 10-K REPORT AVAILABLE
APPENDIX A CHARTER OF THE AUDIT COMMITTEE LABOR READY, INC.